Exhibit 10.6

CONTRACT NUMBER: 3833

Cambar Vendor Number: 3691

PURCHASING AGREEMENT

BUYER:

General Nutrition Distribution, LP

300 Sixth Avenue

Pittsburgh, P A 15222

Attention: Purchasing Department

Phone: 412-288-8396

Fax: 412-288-4743

E-mail: Patricia-edwards@gnc-bq.com

Contact Person Pat Edwards

SELLER: Isatori Global Technologies 1500 w. 6th Ave Ste #202 Golden, CO 80401 Phone: 303-215-9174 x558 Fax: 303-215-1386 E-mail: jim@isatoritech.com Contact Person: Jim Cucolo

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, Buyer and Seller (individually a “Party” and collectively the “Parties”) agree as follows:

SUMMARY OF CERTAIN KEY TERMS

1.

Supply of Product. During this Agreement, (i) Buyer shall purchase from Seller the products listed on Exhibit 1 (the “Products”) at the prices listed on Exhibit 1 (the “Prices”) and (ii) Seller shall sell, fulfill and deliver those Products, all pursuant to this Agreement and Buyer’s vendor book (the “Vendor Book”), which, among other requirements, includes Buyer’s standard purchase order (the “Purchase Order”). Seller shall also provide the information regarding the Products requested on Exhibit 1.

2.

Lead Time. Unless otherwise stated in a Purchase Order from Buyer, all delivery transportation terms of sale will be FOB Destination-FREIGHT COLLECT, unless Buyer’s transportation department (the “Transportation Department”) designates FOB Destination PREPAID (the “Shipment Terms”). The Shipment Terms pertain to the cost and delivery point of shipment of the Products from Seller’s facility located within the United States of America and shall not affect allocation of the risk of loss, passage of title, acceptance, payment, or Buyer’s right to return Products, which are addressed elsewhere in this Agreement. Seller shall contact the Transportation Department, in accordance with Paragraph B of the General Terms below, before making any shipping arrangements. All Product deliveries will be made by Seller within 3 weeks after Buyer places the order (the “Lead Time”). If Buyer designates that the Transportation Department will arrange pick up of the Products, then the Lead Time for such shipment is shortened by one week.

3.

Product Payment. Buyer shall pay Seller for Products received by Buyer:

3% 60, Net 61 days

-1 % for shrinkage as defined as Known Losses that occur at retail store level.

-2% for customer returns

4.

Reverse Logistics. Seller agrees to the General Nutrition Returns Agreement (the “Returns Agreement”) attached as Exhibit 4.

5.

Term. This Agreement shall be in effect for one year from the date signed by Buyer (the “Effective Date”); thereafter, the Agreement will automatically renew on an annual basis. Either Party may terminate this Agreement at any time without cause on 30 days advanced written notice.

6.

Advertising and Promotion. Seller agrees to the total annual advertising commitment for the Products as set forth on Exhibit 6 (the “Committed Advertising”). Upon request from Buyer, Seller agrees to provide Buyer with proof of placements for the Committed Advertising for the months committed as set forth on Exhibit 6. In the event that Seller fails to (a) conduct the Committed Advertising for any committed month or (b) provide Buyer with proof of placement showing Seller conducted the Committed Advertising for any committed month, Buyer may discontinue any or all of the Products and such Product(s) will be subject to the reverse logistics terms set forth in Exhibit 4. Seller shall support Buyer’s sale of the Products by Product advertising and promotion as set forth on Exhibit 6.

7.

Customer Return Pledge. Seller will support payment discount as described in payment terms, “3. Product Payment.”

8.

Insurance. Seller shall maintain a comprehensive General Products Liability occurrence policy, $5,000,000 per occurrence/$5,000,000 aggregate for bodily injury, and property damages with the following coverage; Premises/Operations, Products/Completed Operations, Contractual Liability and Independent Contractors; or General/Products Liability claims made policy, $5,000,000 per occurrence/$5,000,000 aggregate for bodily injury and property damages with the following coverage: Premises/Operations, Products/Completed Operations, Contractual Liability and Independent Contractors. The retroactive date of the policy must be prior to the Effective Date and must be specified on the certificate of insurance for such policy. Further details for each policy are contained in the Vendor Book. Seller shall name Buyer and Buyer’s subsidiaries and affiliates as an additional insured under such coverage as described in the Vendor Book. Seller shall deliver to Buyer a certificate of insurance evidencing the required coverage to Buyer prior to any delivery of Product. Seller shall provide Buyer at least 60 days prior written notice of any cancellation, change, or reduction of such coverage (a “Change in Insurance”) and any such Change in Insurance shall constitute a material breach of the Agreement. In addition, Seller shall provide indemnification to Buyer and Buyer’s affiliates as more fully described in the Vendor Book.

9.

Indemnity. Seller shall defend, indemnify, and hold Buyer and Buyer’s affiliates and Buyer’s and Buyer’s affiliates’ franchisees and licensees harmless from and against all claims, expenses, liabilities, losses, and damage, including reasonable attorney’s fees, resulting from, or arising in connection with, (i) the failure of the Products to conform in any respect to the representations and warranties contained in any part of this Agreement, (ii) the failure of the Products to meet label claims or Buyer’s quality control standards, (iii) the promotion, sale, purchase, resale, or use of the Products or any litigation or threatened litigation based thereon, and (iv) all intellectual property infringement and misappropriation claims based on the Products. Such right of indemnity shall exist in favor of the Buyer even though the negligence, gross negligence, strict liability, common law or statutory fault of the Buyer, or any of them, was the sole cause, a producing cause or a concurring cause of the claim, demand, controversy or cause of action in question. This indemnity and defense shall be in addition to other remedies afforded to Buyer or Buyer’s affiliates at law or in equity. This indemnity and defense shall survive acceptance of the Products and payment therefore by Buyer. Seller shall assume Buyer’s contractual obligations to defend and indemnify Buyer’s affiliates and Buyer’s affiliates’ franchisees and licensees from all claims, expenses, liabilities, losses, and damages, including reasonable attorney’s fees, resulting from the promotion, sale, purchase, resale, or use of the Products.

10.

Limitation. IN NO EVENT SHALL BUYER BE LIABLE TO SELLER UNDER THIS AGREEMENT (WHETHER IN TORT, IN STRICT LIABILITY, IN CONTRACT, OR OTHERWISE) FOR ANY (i) INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, EVEN IF BUYER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (ii) AMOUNT THAT EXCEEDS THE AGGREGATE FEES PAID BY BUYER TO SELLER UNDER THIS AGREEMENT FOR THE IMMEDIATELY PRECEDING SIX MONTHS. THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE OR EXTEND THESE LIMITS.

11.

Margin Neutrality. A Product’s margin percentage is calculated by subtracting the Buyer’s Product cost from the Product’s retail price and dividing that result by the Product’s retail price. A margin percentage is established with the initial sale of the Product at Buyer’s corporate stores. If Buyer and Vendor (Seller) mutually agree to promote the Product thereafter by lowering the retail price of the Product, the Seller agrees to lower the cost of the Product for each unit sold during the promotion such that the Buyer’s originally calculated margin percentage remains neutral (i.e, the same as it was before Buyer lowered the retail price). The difference between the original Product cost and the reduced Product cost during the promotion multiplied by the units sold during the promotion period equal the markdown monies (“Markdown Monies”) owed to Buyer from Seller. The units of Product sold during the promotion period will be based on (a) for franchise sales, units sold by Buyer to franchisees and (b) for corporate sales, units sold at corporate retail stores. All promotions will be available to franchise stores. Solely with regard to sales of the Product from the Buyer to franchisees, the promotional pricing for the Product will start two weeks prior to the start date of the promotion in corporate retail stores and end two weeks prior to the end date of the promotion in corporate retail stores. Markdown Monies will be paid by Seller based on units sold at the end of each month during the promotion.  Payment will be automatically deducted by Buyer from Seller’s account via credit memo. If there is not an open balance to deduct against, Seller will issue a check payment in full within 30 days of Buyer’s written notification.

12.

*Distribution.

(a)

The Seller agrees not to directly or indirectly sell, distribute, wholesale, market, ship and/or promote the sale of Products to any specialty health food store chain, drug store chain, gym chain, military outlet or distributor with more than 10 locations and commits to “best efforts” practices in the policing of sub-distribution of the Products into the aforementioned non-ship outlets. For new Products not yet received, this extends 6 months after four weeks of distribution from first receipt date of Product in General Nutrition Distribution Centers.

(b)

Violation of the aforementioned distribution will result in Buyer issuing a monthly credit against Seller to remain margin neutral with the previously described non-ship outlet’s retail prices. The monthly credit will be based on total sales in company-owned stores and franchise shipments for as long as the non-ship outlet(s) maintains inventory of the Products listed in Exhibit 1.1.

GENERAL TERMS

A.

Pricing Terms. Seller guarantees that the Prices are the lowest currently available. Should lower prices become applicable for any of Seller’s customers, the Prices will automatically and immediately become applicable for Buyer. Upon request of Buyer, Seller shall confirm in writing that the Prices are Seller’s lowest offered price. Seller shall work continuously on achieving cost savings and improvements in raw materials, specifications, packaging, and production efficiencies to the benefit of both Parties and those savings and improvements shall be promptly passed on to Buyer in the form of lower Prices and improved Products.

B.

Ordering and Delivery. The Transportation Department shall determine and arrange all transportation requirements for FOB Destination-FREIGHT COLLECT deliveries. If Seller is to arrange transportation, Seller shall provide estimates to the Transportation Department for verification of reasonableness and approval of selected carrier before shipment is made. Each Purchase Order received from Buyer shall be confirmed by Seller within 24 hours following receipt to Buyer’s contact person by fax or electronic confirmation of receipt. All Products must be shipped to the distribution center designated by Buyer.

C.

“Sale or Return” Purchase. Seller and Buyer agree that all Products shall be sold on a “sale or return” basis subject to the terms of this Agreement, including this Paragraph C and Exhibit 4 of the Returns Agreement.

D.

Confidentiality. During the term of this Agreement and after the expiration or termination of this Agreement, each Party shall keep confidential, and shall require such Party’s officers, directors, employees, and agents to keep confidential, all proprietary information of the other Party, including (i) any information specifically identified by either Party prior to disclosure as being confidential information, (ii) plans and data concerning products, prices, marketing, sales, customers, and (iii) technical or business matters. Disclosure of such confidential information shall be made by either Party only to those of such Party’s employees and agents who have need to know such information in order to carry on the purposes of this Agreement and who have agreed in writing to abide by confidentiality requirements at least as restrictive as those set forth in this Agreement. Seller shall not disclose the terms of this Agreement to any person or entity that is not a Party. A breach or threatened breach of this Paragraph D by the receiving Party may cause irreparable harm and injury to the disclosing Party for which money damages are inadequate. In the event of such breach or threatened breach, the disclosing Party shall be entitled to seek injunctive relief, in addition to all other available remedies, without the requirement of posting a bond or any other security.

E.

Notices. All demands, notices, and other communications to be given under this Agreement by a Party to the other Party shall be deemed to have been duly given if given in writing and (i) personally delivered, (ii) sent by nationally recognized overnight courier, or (iii) sent by mail, certified, postage prepaid with return receipt requested, in each case, at the address set forth in this Agreement for such other Party. Notices delivered personally or by courier shall be deemed communicated as of actual receipt. Mailed notices shall be deemed communicated as of 10:00 a.m, on the third business day after mailing. Any Party may change such Party’s address for notice under this Agreement by giving prior written notice to the other Party of such change in the manner provided in this Paragraph E.

F.

Entire Agreement and Modification. This Agreement (including the Vendor Book, the Purchase Order, and all exhibits) contains the entire agreement of the Parties relating to the subject matter of this Agreement, and the Parties agree that this Agreement supersedes all prior written or oral agreements, representations, and warranties relating to the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and the Vendor Book, the terms of this Agreement shall control. Except for changes to the Vendor Book made by Buyer, no modification of this Agreement shall be valid unless made in writing and signed by the Parties. The terms contained in Seller’s invoices, acknowledgments, or other writings are not binding on Buyer and are of no force or effect. The individuals signing this Agreement each represents to the other that such individual has the full right and authority to enter into this Agreement and to perform the obligations set forth in this Agreement of such Party. The terms and conditions of the Vendor Book may, from time to time, be unilaterally amended by Buyer. In the event of such an amendment, Buyer shall send Seller a written notification describing the amendment via registered mail, postage prepaid, to the address listed above at least 30 days prior to the amendment’s effective date. Acceptance by Seller of a Purchase Order (or any Buyer order) after receiving notice of the amendment to the Vendor Book shall constitute acceptance by Seller of the amended terms and conditions of the Vendor Book. Sections 4, 7, 8, 9, and 10 of this Agreement and Paragraphs C through F and Paragraphs H and I of the General Terms shall survive the termination of this Agreement.

G.

Termination. Either Party may terminate this Agreement upon notice to the other Party if such other Party becomes insolvent or bankrupt or files or permits to be filed any petition in bankruptcy.

H.

Waiver, Assignment, and Severability. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any further breach of such term or condition or the waiver of any other term or condition of this Agreement. Neither Party shall assign this Agreement or any right or interest in or to this Agreement, in whole or in part, without the prior written consent of the other Party, except that Buyer may assign this Agreement to a purchaser of all or substantially all of Buyer’s assets. The invalidity, in whole or in part, of any provision in this Agreement shall not affect the validity of any other provision. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods if otherwise applicable. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the Commonwealth of Pennsylvania. Venue of any action relating to, or arising out of, this Agreement shall lie exclusively in the courts located in Allegheny County, Pennsylvania. All disputes, claims, and controversies, whether statutory, contractual, or otherwise, between the Parties arising under, or relating to, this Agreement shall be governed by the Vendor Book.

I.

Interpretation. In the interpretation of this Agreement, except where the context otherwise requires, (i) “including” or “include” does not denote or imply any limitation, (ii) “or” has the inclusive meaning “and/or,” (iii) “and/or” means “or” and is used for emphasis only, (iv) “S” refers to United States dollars, (v) the singular includes the plural, and vice versa, and each gender includes each other gender, (vi) captions or headings are only for reference and are not to be considered in interpreting this Agreement, (vii) “Section” refers to a section of this Agreement, unless otherwise stated in this Agreement, (viii) “Exhibit” refers to an exhibit to this Agreement (which is incorporated by reference), unless otherwise stated in this Agreement, (ix) “Schedule” refers to a schedule to this Agreement (which is incorporated by reference), unless otherwise stated in this Agreement, (x) all references to times are times in Allegheny County, Pennsylvania, (xi) “day” refers to a calendar day unless expressly identified as a business day, and (xii) the Vendor Book is incorporated by reference.

J.

Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Faxed copies of manually executed signature pages to this Agreement will be fully binding and enforceable without the need for delivery of the original manually executed signature page.

The Parties have executed this Agreement on the date first set forth above.

BUYER	SELLER

GENERAL NUTRITION DISTRIBUTION, LP	ISATORI GLOBAL TECHNOLOGIES

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Seller acknowledges that Seller has received a copy of the Vendor Book incorporated into this Agreement.

ISATORI GLOBAL TECHNOLOGIES

By:

Name:

Title:

Date: